Exhibit e.10.a

FIRST AMENDMENT

TO ADMINISTRATIVE SERVICE AGREEMENT

This First Amendment is entered into as of October 1, 2021, by and between Nationwide Financial Services, Inc. (“NFS”) and VP Distributors, LLC (the “Company").

WHEREAS, NFS and the Company have entered into an Administrative Service Agreement effective October 1, 2018 (the “Agreement”) which, as of the date hereof, remains in full force and effect; and

WHEREAS, pursuant to the Agreement NFS provides the owners of certain variable annuity contracts and/or variable life insurance policies issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company through certain Nationwide Variable Accounts in connection with their allocations to certain funds distributed by the Company (the “Funds”); and

WHEREAS, the Company anticipates becoming the distributor for The Merger Fund VL (“TMFVL”); and

WHEREAS, the parties desire to update the Agreement to include TMFVL and fees applicable to NFS providing the Services with respect to allocations to TMFVL, effective October 1, 2021, the date on which the Company becomes the distributor of TMFVL (the “Effective Date”); and

WHEREAS, the Agreement provides that it may only be changed by a written instrument signed by the parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.            Upon the Effective Date, Exhibit A to the Agreement shall be replaced in its entirety with the Exhibit A attached hereto.

2.            The notice address for the Company is hereby changed to One Financial Plaza, 26th Floor, Hartford, CT 06103, Attn.: Counsel.

3.            In all other respects, the Agreement shall remain unchanged and in full force and effect.

4.            This Amendment may be executed in two or more counterparts, which may be executed and/or exchanged electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first set forth above.

NATIONWIDE FINANCIAL SERVICES, INC.		VP DISTRIBUTORS, LLC

By:	/s/ Leland W. Cummings	By:	/s/ Heidi Griswold
Name:	Leland W. Cummings	Name:	Heidi Griswold
Title:	VP, Head of Fund Operations	Title:	VP, Mutual Fund Services

EXHIBIT A

Portfolio	Fee
Virtus Duff & Phelps Real Estate Securities Series, Class A	50 bps
Virtus Duff & Phelps Real Estate Securities Series, Class I	25 bps
Virtus KAR Capital Growth Series, Class A	25 bps
Virtus KAR Capital Growth Series, Class I	N/A
Virtus KAR Equity Income Series, Class A	25 bps
Virtus KAR Equity Income Series, Class I	N/A
Virtus KAR Small-Cap Growth Series, Class A	25 bps
Virtus KAR Small-Cap Growth Series, Class I	N/A
Virtus KAR Small-Cap Value Series, Class A	25 bps
Virtus KAR Small-Cap Value Series, Class I	N/A
Virtus Newfleet Multi-Sector Intermediate Bond Series, Class A	25 bps
Virtus Newfleet Multi-Sector Intermediate Bond Series, Class I	N/A
Virtus SGA International Growth Series, Class A	25 bps
Virtus SGA International Growth Series, Class I	N/A
Virtus Strategic Allocation Series, Class A	25 bps
Virtus Strategic Allocation Series, Class I	N/A
The Merger Fund VL, Class I	40 bps

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